Exhibit 23.3

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Savings Financial Group, Inc. of our report dated December 14, 2022 (except with respect to the restatement described in Note 1 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K/A for the year ended September 30, 2022, as to which the date is February 6, 2023), relating to the consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended September 30, 2022, contained in the Annual Report on Form 10-K of First Savings Financial Group, Inc. for the year ended September 30, 2024.

/s/ Monroe Shine & Co, Inc.

New Albany, Indiana

March 27, 2025